Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

June 14, 2021

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (including any amendments thereto), to be filed by Hess Corporation with the United States Securities and Exchange Commission with respect to the Hess Corporation 2017 Long-Term Incentive Plan, as amended, of the name DeGolyer and MacNaughton, of references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and of references to our report of third party dated February 3, 2021, containing our opinion on the estimated proved reserves, as of December 31, 2020, attributable to certain properties in which Hess Corporation has represented it holds an interest (our “Report”), under the heading “Proved Oil and Gas Reserves–Reserves Audit” in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, and to the incorporation by reference of our Report, included as an exhibit to Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm-716